Exhibit 5.2

                       MORRISON & FOERSTER LLP LETTERHEAD



July 30, 1998


Board of Directors
Angeion Corporation
7601 Northland Drive
Minneapolis, Minnesota 55428-1088


RE:     7 1/2% SENIOR CONVERTIBLE NOTES DUE 2003
        REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:


We have acted as counsel to Angeion Corporation, a Minnesota corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, filed with the Securities and Exchange Commission ("the Commission") on April 21, 1998 (Registration No. 333-50557) and the Pre-Effective Amendment No. 1 thereto filed with the Commission on July 30, 1998 (collectively the "Registration Statement") for the registration and resale of an aggregate of $22,150,000 principal amount of 7 1/2% Senior Convertible Notes due 2003 (the "Notes") and 8,737,661 shares of the common stock, par value $.01 per share of the Company. The Notes will be issued pursuant to the terms and conditions of, and in the forms set forth in, an indenture dated as of April 14, 1998 (the "Indenture") between the Company and U.S. Bank National Association, as trustee (the "Trustee"). The form of the Indenture has been filed as an exhibit to the Registration Statement.


We have examined originals or copies of the Indenture and the Notes. In addition, we have examined such records, documents, certificates of public officials and of the Company, made such inquiries of officials of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.


We have assumed the genuineness of all signatures, the authenticity of all Notes submitted to us as originals and the conformity with originals of all items submitted to us as copies. We have also assumed that each party to the Indenture and the Notes, other than the Company, has the power and authority to execute and deliver, and to perform and observe the provisions of, the Indenture and the Notes, and has duly authorized, executed and delivered the Indenture and the Notes, that the Indenture constitutes the legal, valid and binding obligations of the Trustee, that the Notes have been paid for and issued in accordance with the Indenture and that the Indenture has been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended. We have also assumed compliance with all applicable state securities and "Blue Sky" laws.

In rendering the opinions set forth below, insofar as they relate to the power and authority of the Company to execute and deliver the Notes and insofar as they relate to the validity of the Notes, we have relied upon the opinion of Oppenheimer Wolff & Donnelly LLP, dated of even date herewith. Insofar as they relate to such matters, our opinions are subject to all exceptions, limitations and qualifications set forth in that opinion.

The opinions hereinafter expressed are subject to the following further qualifications and exceptions:

         (i) The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

         (ii) Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Notes and the Indenture; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenants of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

         (iii) We express no opinion as to the effect on the opinions expressed herein of (a) the compliance or non-compliance of any party to the Indenture or the Notes (other than the Company) with any laws or regulations applicable to it, or (b) the legal or regulatory status or the nature of the business of any such party;

         (iv) The effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Indenture or the Notes or to aid in the interpretation of the Indenture or the Notes;

         (v) We express no opinion as to the enforceability of provisions of the Indenture or the Notes imposing, or which are construed as effectively imposing, penalties;

         (vi) The enforceability of provisions of the Indenture or the Notes which purport to establish evidentiary standards or to make determinations conclusive; and

         (vii) We express no opinion as to the enforceability of any choice of law provisions contained in the Indenture or the Notes or the enforceability of any provisions which purport to establish a particular court as the forum for adjudication of any controversy relating to the Indenture or the Notes or which purport to cause any party to waive or alter any right to a trial by jury or which waive objection to jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Notes, assuming due authentication of the Notes by the Trustee, will constitute valid and binding obligations of the Company.

We express no opinion as to matters governed by laws of any jurisdiction other than the following as in effect on the date hereof: the substantive laws of the State of New York (without reference to its choice of law rules) and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption "Validity of Securities" in the Prospectus constituting a part of the Registration Statement.

Very truly yours,


/s/ Morrison & Foerster LLP

MORRISON & FOERSTER LLP